Robert J. Pence
Senior Counsel
Corporate Law
Dept. 966

Sears, Roebuck and Co.
3333 Beverly Road, B5-322A
Hoffman Estates, Illinois 60179
(708) 286-2823
Fax (708) 286-0959



November 20, 1995


Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

     I am Senior Counsel, Corporate Law, of Sears, Roebuck and Co. ("Sears"). The Corporate Law Department, under my supervision, has served as counsel to Sears and Sears Roebuck Acceptance Corp. (the "Company") in connection with (i) Registration Statement No. 33-58139 as filed with the Securities and Exchange Commission on March 17, 1995 and Amendment No. 1 thereto (together, the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of $3,000,000,000 aggregate initial offering price of debt securities of SRAC, for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act, (ii) the final prospectus, dated May 23, 1995, relating to the offering and sale of $3,000,000,000 of the aforesaid debt securities, which is part of the Registration Statement (the "Prospectus"), and the Prospectus Supplement dated June 16, 1995 (the "Prospectus Supplement) relating to the offering and sale of $2,000,000,000 aggregate principal amount Medium-Term Notes Series I (the Notes") of the Company, (iii) the Indenture dated as of May 15, 1995 between the Company and The Chase Manhattan Bank (National Association), as Trustee, relating to the aforesaid debt securities, (iv) the Distribution Agreement, dated June 16, 1995, among the Company, Sears and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc relating to the Notes, and (v) the forms of the Notes. I am familiar with the proceedings heretofore taken, and the additional proceedings proposed to be taken relating to the determination of certain terms not set forth in the forms of Notes, by the Company in connection with the authorization, registration, issuance and sale of the Notes.

     Subject to the completion of the additional proceedings referred to above, I am of the opinion that the Notes will, upon the issuance and sale thereof in the manner referred to in the Prospectus and Prospectus Supplement, be legally issued and binding obligations of the Company in accordance with their terms, subject to insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors' rights and to general equity principles.

     I express no opinion as to whether, with respect to any Notes denominated in a currency other than United States dollars, a court located in the United States of America would grant a judgment relating to the Notes in other than United States dollars nor an opinion as to the date which any such court would utilize for determining the rate of conversion into United States dollars in granting such judgment.

Sears, Roebuck and Co.
Sears Roebuck Acceptance Corp.
Page 2

     I consent to the incorporation by reference of this opinion into the Registration Statement, and to the references to me in the Prospectus and Prospectus Supplement.

          Very truly yours,

          /s/ Robert J. Pence

          Robert J. Pence